Exhibit 99.1

Cortland Bancorp Welcomes New Board Member to Board of Directors: Hicham Chahine

Recognized information systems expert boosts Board governance

Cortland, Ohio – Cortland Bancorp, the holding company for the Cortland Savings and Banking Company (the “Bank”), announced today that the Company’s Board of Directors approved the appointment of Hicham Chahine as a member of the Board of Directors of the Company and the Bank. The appointment is effective November 1, 2019. Mr. Chahine will serve in the class of Cortland Bancorp directors whose term expires in 2021.

Mr. Chahine will join Board Chairman Timothy K. Woofter, David C. Cole, James E. Hoffman, Neil J. Kaback, Joseph E. Koch, Joseph P. Langhenry, Board Vice Chairman Thomas P. Perciak, Richard B. Thompson, Anthony R. Vross, EVP/COO Timothy Carney and CEO James M. Gasior on the Board of Directors for both the Company and the Bank.

James Gasior, the Company’s President and CEO, said, “We are extremely excited to announce the addition of Hicham Chahine to serve as a director. Hicham’s Information Systems Industry expertise in Banking makes him an important addition to our Board. Hicham is a retired Principal from Crowe’s Technology Risk practice providing over 30 years of consulting and auditing experience to financial institutions. Prior to joining Crowe, Hicham was Information Systems Examiner for the Division of Financial Institutions of the Ohio Department of Commerce specializing in Information Technology areas. Board members agreed bringing Hicham’s Information Systems expertise on to the Board is in the best interest of the Company, and will permit us to focus on the Company’s financial performance and profitability as we continue to strategically maximize shareholder value.”

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Summit, Ashtabula, and Cuyahoga in the Northeast Ohio area and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.